EXHIBIT 99.1

IVAX DIAGNOSTICS REPORTS FIRST QUARTER RESULTS

Achieves Record Revenues

MIAMI—(BUSINESS WIRE)—May 23, 2005—IVAX Diagnostics, Inc. (AMEX:IVD) reported its financial results for the first quarter of 2005. For the quarter, IVAX Diagnostics recorded record net revenues of $5,383,000, an increase of $651,000, or 13.8%, over the same period of the previous year. Net income for the first quarter of 2005 was $838,000, after giving effect to the previously announced collection of certain Italian accounts receivable, compared to net income of $19,000 for the first quarter of 2004.

Giorgio D’Urso, CEO and president of IVAX Diagnostics, said, “We are proud to have obtained the highest quarterly net revenues in the history of IVAX Diagnostics. We are especially pleased to have obtained this growth in our core business while, at the same time, positioning ourselves for the introduction of our new PARSEC™ System and the significant benefit that we expect it to generate. We believe that the new PARSEC™ System will provide numerous opportunities for growth and allow us to expand our business beyond our current range of autoimmune and infectious disease assays. The PARSEC™ System has been designed and developed by us as a proprietary system and is expected to provide IVAX Diagnostics distinct competitive advantages.”

Phillip Frost, M.D., IVAX Diagnostics’ Chairman, said, “I am pleased to see the record results that IVAX Diagnostics has posted. There are many unique opportunities to pursue in the diagnostic industry and I believe that the Company’s performance puts us in an improved position to realize them. We look forward to the continued growth of our diagnostic business.”

About IVAX Diagnostics, Inc.

IVAX Diagnostics, Inc., headquartered in Miami, Florida, develops, manufactures and markets proprietary diagnostic reagents, instrumentation, and software in the United States and Italy through its three subsidiaries: Diamedix Corporation, Delta Biologicals S.r.l., and ImmunoVision, Inc. IVAX Corporation (AMEX:IVX, LSE:IVX.L) owns approximately 74% of IVAX Diagnostics, Inc.

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of IVAX Diagnostics, Inc., including, without limitation: risks and uncertainties regarding the PARSEC™ System, including, without limitation, that the PARSEC™ System may not perform as or be available when expected, that the PARSEC™ System may not generate a significant benefit for IVAX Diagnostics, that the PARSEC™ System may not be a factor in the future growth of IVAX Diagnostics or in allowing it to expand its business beyond its current range of autoimmune and infectious disease assays, that the PARSEC™ System may not provide IVAX Diagnostics with distinct competitive advantages, that IVAX Diagnostics may not be successful in its marketing of the PARSEC™ System or improving its market presence, and that customers may not integrate the PARSEC™ System into their operations as readily as expected; that profitability may not be maintained; that improved financial performance or results may not occur; that IVAX Diagnostics may not pursue or realize unique opportunities in the diagnostics industry; that IVAX Diagnostics may not experience internal or external growth; that IVAX Diagnostics may not enter into additional acquisitions or strategic relationships; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. In addition to the risk factors set forth above, investors should consider the economic, competitive, governmental, technological and other factors discussed in IVAX Diagnostics’ filings with the Securities and Exchange Commission.

IVAX DIAGNOSTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

Three Months Ended March 31,	2005	2004
Net revenues	$5,382,611	$4,732,190
Cost of sales	2,136,239	1,883,259

Gross profit	3,246,372	2,848,931

Operating expenses:
Selling	1,513,457	1,399,865
General and administrative	1,152,100	1,085,551
Research and development	394,769	318,366
Bad debt recovery	(1,690,000)	—

Total operating expenses	1,370,326	2,803,782

Income from operations	1,876,046	45,149

Other income (expense):
Interest income	69,261	42,000
Other expense, net	(64,243)	(49,948)

Total other income (expense), net	5,018	(7,948)

Income before income taxes	1,881,064	37,201

Provision for income taxes	1,043,006	18,128

Net income	$838,058	$19,073

Basic earnings per common share	$0.03	$0.00

Diluted earnings per common share	$0.03	$0.00

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	27,019,829	27,671,536

Diluted	27,955,340	28,463,602

IVAX DIAGNOSTICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,611,760	$7,492,885
Marketable securities	10,350,000	4,650,000
Accounts receivable, net of allowances for doubtful accounts of $1,276,138 in 2005 and $3,080,952 in 2004	9,736,818	7,739,548
Inventories, net	4,930,531	5,143,611
Other current assets	974,114	2,203,473

Total current assets	27,603,223	27,229,517

Property, plant and equipment, net	2,169,511	2,258,818
Equipment on lease	621,276	719,277
Product license	1,307,717	—
Goodwill, net	6,664,040	6,632,986
Other assets	62,219	73,627

Total assets	$38,427,986	$36,914,225

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$985,732	$1,207,042
Accrued license payable	1,030,000	—
Accrued expenses and other current liabilities	3,222,064	3,029,820

Total current liabilities	5,237,796	4,236,862

Other long-term liabilities	617,454	631,391

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares, issued and outstanding 27,019,829 in 2005 and 2004	270,198	270,198
Capital in excess of par value	41,010,041	41,010,041
Accumulated deficit	(8,110,786)	(8,948,844)
Accumulated other comprehensive loss	(596,717)	(285,423)

Total shareholders’ equity	32,572,736	32,045,972

Total liabilities and shareholders’ equity	$38,427,986	$36,914,225

Contact:	Duane M. Steele
IVAX Diagnostics, Inc.
305-324-2338
www.ivaxdiagnostics.com